THIRD QUARTER 2009 SALES INCREASE AT CONVERTED ORGANICS’ GONZALES, CA ORGANIC FERTILIZER
MANUFACTURING FACILITY

BOSTON – Oct 27, 2009 (BUSINESS WIRE) — Converted Organics Inc. (NASDAQ:COIN) announced today that third quarter 2009 sales of organic fertilizer products from the Company’s Gonzales, California manufacturing facility increased approximately 64 percent over sales from the quarter ending September 30, 2008. The Company also reported a positive operating margin from its Gonzales plant of approximately 11 percent of sales for the quarter ended September 30, 2009, as compared to a negative operating margin of 45 percent of sales for the same quarter in 2008.

“The third quarter increase in organic fertilizer sales from our Gonzales plant over the same period in 2008 continues the trajectory of year-over-year quarterly sales growth begun by Gonzales in the second quarter of this year, and, we believe, reflects ongoing customer demand for Converted Organics’ products from its Gonzales facility,” said Edward J. Gildea, President of Converted Organics. “We believe our positive operating margin from Gonzales is another indicator of the strength, development, and increasing efficiencies of our business at the Gonzales facility.”

About Converted Organics Inc.

Converted Organics (NASDAQ:COIN, www.convertedorganics.com), based in Boston, MA, is dedicated to producing high-quality, all-natural, organic soil amendment and fertilizer products through food waste recycling. The Company uses its proprietary High Temperature Liquid Composting (HTLC) system, a proven, state-of-the-art microbial digestion technology, to process various biodegradable food wastes into dry pellet and liquid concentrate organic fertilizers that help grow healthier food and improve environmental quality. Converted Organics sells and distributes its environmentally-friendly fertilizer products in the retail, professional turf management, and agribusiness markets.

Converted Organics’ flagship manufacturing facility is located in Woodbridge, New Jersey. A second manufacturing site is located in Gonzales, California. Converted Organics’ products have been tested in numerous field trials for more than a dozen crops with the result that, on average, the net value of the farmer’s crop increased 11-16 percent, depending on the particular crop and product application. This is due, in part, to the disease suppression characteristics of the product, which reduce or eliminate the need for other costly, often toxic, crop protection applications. In a number of lab and field trials, Converted Organics’ liquid product has been shown to be effective in mitigating powdery mildew, a leaf fungus that affects most plants and grasses and restricts the flow of water and nutrients to the plant. Increased use of nitrogen in commercial agriculture and turf grass applications, such as on golf courses, has reduced the soil’s ability to absorb nitrogen and other nutrients. Using the products produced by Converted Organics helps restore the soil by replenishing these micronutrients. This reduces the amount of nitrogen required in a virtuous cycle that benefits from long-term use. As a result, use of the product reduces chemical run-off to streams, ponds and rivers, an objective with significant long-term benefits to the environment.

Converted Organics’ products have a long shelf life compared to many other organic fertilizers. The Company’s fertilizer products can be used on a stand-alone basis or in combination with more traditional fertilizers and crop protection products. Converted Organics expects to benefit from increased regulatory focus on organic waste processing and on environmentally-friendly growing practices.

This press release contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. In some cases, you may identify forward-looking statements by words such as “may,” “should,” “plan,” “intend,” “potential,” “continue,” “believe,” “expect,” “predict,” “anticipate” and “estimate,” the negative of these words or other comparable words. Forward-looking statements include the ongoing customer demand for the Company’s products and the Company’s ability to continue to become more efficient in its operations. These statements are only predictions. One should not place undue reliance on these forward-looking statements. The forward-looking statements are qualified by their terms and/or important factors, many of which are outside the Company’s control, involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made. The forward-looking statements are based on the Company’s beliefs, assumptions and expectations of our future performance, taking into account information currently available to the Company. These beliefs, assumptions and expectations can change as a result of many possible events or factors, including those events and factors described in the “Risk Factors” section in the Company’s most recently filed annual report on Form 10-K, as updated in the Company’s quarterly reports on Form 10-Q filed since the annual report, not all of which are known to the Company. Neither the Company nor any other person assumes responsibility for the accuracy or completeness of these statements. The Company will update the information in this press release only to the extent required under applicable securities laws. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in the aforementioned forward-looking statements.

COIN-G INVESTOR CONTACT:	PUBLIC RELATIONS CONTACT:
Jim Blackman PR Financial Marketing 713-256-0369 jim@prfmonline.com	Pat Fiaschetti Sterling Communications 908-996-7945 sterling.pf@att.net